                                                                    EXHIBIT 4.10

                                   SENIOR NOTE

$4,300,000                                             Portsmouth, New Hampshire
                                                       January 12, 1999

         FOR VALUE RECEIVED, the undersigned maker, Objective Communications, Inc., a Delaware corporation (the "Maker"), hereby promises to pay to the order of Sanmina Corporation/Golden Eagle Systems, Inc. (hereinafter referred to as "Holder," which term shall include any future holder of this Note), at 50 International Drive, Portsmouth, New Hampshire 03801, or at such other place as Holder may designate from time to time, in lawful money of the United States, the principal sum of four million three hundred thousand dollars ($4,300,000), together with interest as hereinafter provided.

         From the date hereof until this Note is paid in full, interest shall accrue on the principal amount of the Note outstanding from time to time at an annual rate of 7.00%, payable in arrears as hereinafter set forth in this Note. This Note shall mature, and all principal and interest on this Note then outstanding shall be due and payable in full, on January 12, 2002 (the "Maturity Date"). The principal amount of this Note shall be subject to prepayment as hereinafter set forth in this Note. During the first year that the indebtedness evidenced by this Note is outstanding, the Maker will make payments of interest only on the principal amount outstanding semi-annually on July 12, 1999 and January 12, 2000, in arrears. Thereafter, the remaining outstanding principal amount of and accrued and unpaid interest on the Note will be amortized equally over the remaining twenty-four (24) month term of the Note. The Maker will make equal monthly payments of principal and accrued interest to the Holder beginning on February 12, 2000, and continuing monthly until January 12, 2002, at which time the outstanding principal amount of this Note and all accrued and unpaid interest thereon will be paid in full by the Maker.

         This Note may be prepaid, in full or in part, by the Maker at any time without any premium or penalty. The Maker shall make a prepayment of principal in the amount of one million one hundred thousand dollars ($1,100,000) in the event that the Maker completes a public offering or a private placement of its securities with gross proceeds to the Maker in excess of $8 million prior to the Maturity Date. Such principal prepayment shall be due and payable by the Maker on the date on which such financing closes. The obligation of the Maker to make the prepayment of the principal amount mentioned above shall be expressly conditioned upon the transfer to the Maker by the original Holder of this Note good and marketable title, free and clear of all liens and encumbrances, to certain materials (piece parts), inventory and unreturnable inventory located at the Holder.

         In the event that Maker fails to make any payment as and when due hereunder, Maker agrees to pay all costs of collection when incurred, including, without limitation, attorneys' fees and expenses and court costs.

Sanmina Note                                                              Page 2


         This Note shall be binding upon Maker's successors and assigns and shall inure to the benefit of the heirs, legal representatives, successors and assigns of Holder. Maker waives presentment, demand, protest, notice of dishonor and all other notices and demands. This Note supersedes all prior written agreements and understandings between Maker and Holder with respect to its subject matter. None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of Holder expressly referring hereto and setting forth the provisions so excluded, modified or amended.

         The validity and performance of the terms hereof shall be governed by and construed in accordance with the laws of the State of New Hampshire, without regard to the conflict of laws provisions.

                          Maker:  OBJECTIVE COMMUNICATIONS, INC.

                          By:
                              ------------------------------------
                              Name: Robert H. Emery
                              Title: Vice President Administration & Finance